[LOGO USBANCORP, INC.]

TO SHAREHOLDERS OF USBANCORP, INC:

  We are pleased to send you this Prospectus describing our Dividend Reinvestment and Stock Purchase Plan. I would like to highlight some of the more significant features.

 . You may purchase additional shares of USBANCORP, Inc. Common Stock at the market price through the reinvestment of dividends on your shares of Common Stock.

 . You may also purchase additional shares of USBANCORP Common Stock at the market price by making optional cash payments of not less than $10.00 each purchase up to a total of $2,000 per calendar month.

 . You will pay no brokerage commissions or service charges for purchases made under the Plan.

  This Prospectus contains complete information in an easy-to-read, question-and-answer format and I urge you to read it carefully.

  Your participation is entirely voluntary and you can begin or terminate your participation at any time. If you wish to join the Plan, please complete and sign the enclosed Enrollment Card and return it to Bank Boston, NA, the Plan Administrator, in the postage-paid envelope provided.

  We hope you will find this Plan to be of interest. We feel it offers you an attractive way to begin or to increase your investment in USBANCORP, Inc.

  With best regards.

                                            Sincerely,

                                            Terry K. Dunkle Chairman,
                                            President & CEO

[LOGO USBANCORP, INC.]

Dividend Reinvestment and Common Stock Purchase Plan

PROSPECTUS
                                USBANCORP, INC.
             DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

  400,000 shares of the Common Stock, par value $2.50 per share (the "Common Stock"), of USBANCORP, Inc. (the "Corporation") have been authorized for purchase under the USBANCORP, Inc. Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). Of these shares, 136,952 were purchased prior to the date of this Prospectus. This Prospectus relates to the remaining 263,048 of such shares, which have been registered pursuant to a Registration Statement filed with the Securities and Exchange Commission (the "Commission") on January 4, 1993 (File No. 33-56604) (together with any amendments or supplements thereto, the "Registration Statement"), of which this Prospectus is a part.

  The Plan provides each record holder of Common Stock with a simple and convenient method of purchasing additional shares without payment of any brokerage commission, service charge or other similar expense. A participant in the Plan may purchase shares of Common Stock by electing either (1) to reinvest dividends on all of his or her shares of Common Stock or (2) to make optional cash payments of not less than $10 each purchase up to a maximum of $2,000 per month and continue to receive regular dividend payments on his or her other shares. Participants who enroll to reinvest dividends may also make optional cash payments of not less than $10 each purchase up to a maximum of $2,000 per month. A participant may withdraw from the plan at any time.

  The price of shares purchased with reinvested dividends or with optional cash payments will be the market price average as defined in the response to Question 12 (the "Average Market Price"). The average of the high and low sale price of the Common Stock as reported on the Nasdaq National Market on October 31, 1997 was $65 per share.

  The Corporation may, at its discretion, as to reinvested dividends on shares of Common Stock and optional cash payments, direct the purchase of treasury or newly-issued shares of Common Stock from the Corporation, or direct the purchase of shares of Common Stock in market transactions. Market transactions may be conducted in the over-the-counter market or by negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan administrator may determine. Since shares of Common Stock may be purchased directly from the Corporation, the Corporation may receive additional funds for general corporate purposes. Market transactions would provide no new funds for the Corporation.

  The Plan does not represent a change in the dividend policy of the Corporation, which will continue to depend on earnings, financial requirements and other factors. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends so declared by check in the usual manner. It is suggested that this Prospectus be retained for future reference.
                                 -------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  NOR HAS  THE COMMISSION PASSED  UPON THE  ACCURACY OR
   ADEQUACY  OF THIS PROSPECTUS.  ANY REPRESENTATION TO  THE CONTRARY  IS A
    CRIMINAL OFFENSE.

             The date of this Prospectus is December 4, 1997.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
THE CORPORATION............................................................   1
THE PLAN...................................................................   1
  Purpose..................................................................   1
  Participation Options....................................................   2
  Advantages...............................................................   2
  Administration...........................................................   2
  Participation............................................................   3
  Purchases................................................................   4
  Optional Cash Purchases..................................................   6
  Expenses.................................................................   7
  Federal Income Tax Consequences to Participants..........................   7
  Reports to Participants..................................................   8
  Dividends................................................................   9
  Certificates for Shares..................................................   9
  Termination of Participation in the Plan.................................  10
  Withdrawal of Shares in Plan Accounts....................................  11
  Other Information........................................................  11
USE OF PROCEEDS............................................................  13
DESCRIPTION OF CAPITAL STOCK...............................................  14
  Preferred Stock..........................................................  14
  Common Stock.............................................................  14
  Shareholder Rights Plan..................................................  15
  Change In Control........................................................  16
EXPERTS....................................................................  17
LEGAL OPINIONS.............................................................  18
INDEMNIFICATION............................................................  18
AVAILABLE INFORMATION......................................................  18
DOCUMENTS INCORPORATED BY REFERENCE........................................  19

                                THE CORPORATION

  The Corporation is a multi-bank holding company organized under the laws of the Commonwealth of Pennsylvania and is registered under the Bank Holding Company Act of 1956 (the "BHCA"). Its banking subsidiaries are United States National Bank in Johnstown ("U.S. Bank"), and Three Rivers Bank and Trust Company ("Three Rivers Bank"). U.S. Bank is a national banking association conducting its activities through 21 banking locations in Cambria, Clearfield, Somerset and Westmoreland Counties, Pennsylvania. Three Rivers Bank is a Pennsylvania-chartered bank conducting its activities through 23 banking locations in Allegheny, Washington, and Westmoreland Counties, Pennsylvania. U.S. Bank and Three Rivers Bank are full service banks, offering a broad range of commercial and retail banking and trust services, except that all trust accounts, other than corporate trust activities, were transferred in 1992 to USBANCORP Trust Company, a Pennsylvania trust company and a wholly-owned subsidiary of the Corporation. The Corporation also owns all the stock of United Bancorp Life Insurance Company, an Arizona-chartered insurance company which provides credit life and disability insurance services for the banking subsidiaries. At September 30, 1997, the Corporation had total assets of $2.19 billion, total deposits of $1.15 billion, net loans of $977.0 million, and shareholders equity of $161.0 million. The Corporation's registered office is located at Main and Franklin Streets, Johnstown, Pennsylvania 15901, and its telephone number is (814) 533-5300.

                                   THE PLAN

  The following questions and answers explain and constitute the Corporation's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan").

PURPOSE

1. What is the purpose of the Plan?

  The purpose of the Plan is to provide holders of record of shares of the Corporation's Common Stock (the "Common Stock") with a convenient and economical method of purchasing shares of Common Stock and reinvesting cash dividends in additional shares of Common Stock without payment of any brokerage commission or service charge. Shares will be purchased either from the Corporation directly or in market transactions. To the extent the shares are purchased directly from the Corporation, the Corporation will receive additional funds to be used for general corporate purposes.

  The Plan offers eligible holders of record of Common Stock an opportunity to invest conveniently for long-term growth. The intended purpose of the Plan precludes any person, organization or other entity from establishing a series of related accounts for the purpose of exceeding the voluntary cash payment limit. The Corporation accordingly reserves the right to deny, modify, suspend, or terminate participation by an investor who the Corporation determines is using the Plan for purposes inconsistent with the intended purpose of the Plan.

PARTICIPATION OPTIONS

2. What options are available to participants in the Plan?

  As a participant (hereinafter "participant" or "you") in the Plan:

  You may have cash dividends on all, but not less than all, of your shares of Common Stock automatically reinvested, and also, if you wish, make optional cash purchases of not less than $10 each purchase up to a total of $2,000 per calendar month.

  You may make such optional cash purchases even if dividends on the Common Stock held by you are not being reinvested.

ADVANTAGES

3. What are the advantages of the Plan?

  (A) No brokerage commissions or service charges will be paid by you in connection with any purchases made under the Plan.

  (B) Your funds will be fully invested in the Common Stock because the Plan permits fractional shares to be credited to your Plan account. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares and such shares will be credited to your Plan account.

  (C) You will avoid the need for safekeeping the stock certificates evidencing the shares credited to your Plan account.

  (D) Periodic statements furnished to you reflecting all current activity, including purchases and latest balance, will simplify your recordkeeping.

ADMINISTRATION

4. Who administers the Plan for participants?

  BankBoston, NA administers the Plan, keeps records, sends statements of account to each participant, and performs other duties related to the Plan. Shares purchased for you under the Plan will be held for you in safekeeping by or through BankBoston, NA until termination of your participation in the Plan or a written request is received from you for the issuance of certificates for all or part of your shares as more fully explained in the response to Question
21. BankBoston, NA also acts as dividend disbursing and transfer agent for the Common Stock.

  Shares purchased pursuant to the Plan will be registered in the name of BankBoston, NA's nominee. You should continue to hold any shares presently or subsequently registered in your name and should not undertake to transfer such shares to the Corporation or BankBoston.

PARTICIPATION

5.Who is eligible to participate?

  If you are a holder of Common Stock with shares registered in your name, you are eligible to participate. If you are not a shareholder of record, but you beneficially own Common Stock which is registered in a name other than your own (e.g., in the name of a broker or nominee), you may participate by either
(i) making appropriate arrangements for your broker or nominee to participate on your behalf, or (ii) becoming a shareholder of record by having those shares with respect to which you wish to participate transferred to your name.

  You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Corporation to permit your participation.

  Your right to participate in the Plan is not transferable apart from a transfer of your Common Stock to another person.

6.Is partial participation possible under the Plan?

  Generally, no. If you elect to have dividends on your shares of Common Stock reinvested under the Plan, such reinvestment must be made with respect to all shares which are registered in your name.

  A broker or nominee holding Common Stock for more than one beneficial owner may participate in the Plan on behalf of less than all such beneficial owners, provided that the dividends on all shares of Common Stock held on behalf of each beneficial owner participating in the Plan are being reinvested.

7.How does a shareholder of record participate or change options under the Plan?

  As a holder of record of Common Stock, you may join the Plan by completing and signing an Enrollment Card and returning it to the Plan Administrator. Once enrolled in the Plan, you will continue to be enrolled without further action on your part. You may change your investment options (see the response to Question 9 for a description of your investment options) at any time by completing and signing a new Enrollment Card and returning it to the Plan Administrator. If your shares are registered in more than one name (i.e., joint tenants, trustees, etc.) all registered holders must sign the Enrollment Card.

  You may obtain an Enrollment Card at any time by contacting the Plan Administrator at:

                                BANKBOSTON, NA
                             C/O BOSTON EQUISERVE
                                P. O. BOX 8040
                             BOSTON, MA 02266-8040
                                (800) 730-4001

8. When may an eligible shareholder join the Plan?

  As an eligible shareholder, you may join the Plan at any time. Reinvestment of dividends on Common Stock will start with the next Common Stock dividend payment provided the Enrollment Card is received on or before the record date of such a dividend. If the Enrollment Card is not timely received, it will be necessary to delay reinvestment of dividends until the next dividend payment date for the Common Stock. Ordinarily, dividends are paid quarterly and the dividend payment dates are 27 business days following the declaration dates, which normally are in February, May, August, and November of each year. Dividend record dates usually precede dividend payment dates by twenty business days.

  See the response to Question 13 for information on making an initial optional cash purchase.

  The Plan does not represent a change in the Corporation's dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon the Corporation's earnings, financial condition and other factors.

9. What does the Enrollment Card provide?

  The Enrollment Card provides for the purchase of additional shares of Common Stock through the following investment options:

  (A) "Full Common Stock Dividend Reinvestment"

    This option directs the Corporation to invest, in accordance with the Plan, cash dividends on all shares of Common Stock currently or subsequently registered in your name and on all whole and fractional shares of Common Stock credited to your Plan account. This option also permits you to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

  (B) "Optional Cash Purchases Only"

    This option permits you to make optional cash payments for the purchase of shares of Common Stock in accordance with the Plan, without reinvesting dividends on any Common Stock held of record by you. If you desire this option, a check payable to "USBANCORP, Inc." or "BankBoston, NA" covering your initial optional cash purchase must accompany your Enrollment Card. Cash dividends on shares purchased with optional cash payments will automatically be reinvested in additional shares of Common Stock. If you wish to receive cash dividends on such shares, you must withdraw the shares from your Plan account by written notification to the Plan Administrator at the address set forth in the response to Question 7.

PURCHASES

10. How are shares of Common Stock acquired under the Plan?

  The Plan Administrator will apply dividends and optional cash payments to acquire shares of the Common Stock for the account of participants. Shares acquired under both options of the Plan will consist of shares purchased, at the Corporation's discretion, either directly from the Corporation or on the open market, or by a combination of the foregoing. Shares purchased from the Corporation will be either treasury or newly-issued shares of Common Stock.

11. How many shares will be purchased for participants?

  The number of shares that will be purchased for a participant's account on an Investment Date (as defined in the response to Question 12) will depend on the amount of any dividends payable to, and any optional cash payments made by, the participant, and the applicable purchase price of the Common Stock. Your Plan account will be credited with the number of shares (including any fractional share computed to four decimal places) that results from dividing
(i) the sum of your dividend plus any optional cash payments by (ii) the applicable purchase price. The amount of your dividends for purposes of this computation will include cash dividends payable on all shares of Common Stock with respect to which you are participating in your Plan account, whether purchased with reinvested dividends or optional cash payments.

12. When and at what price will shares of Common Stock be purchased under the Plan?

  Shares of Common Stock purchased from the Corporation will be purchased on the Investment Date, which will be the dividend payment date during months in which a dividend is paid on the Common Stock, and in any other month will be the fifteenth day of such month. However, if the Investment Date falls on a date when the Nasdaq National Market System is closed, the first day immediately succeeding such date on which that market is open will be the Investment Date.

  Shares of Common Stock purchased on the open market will be purchased in the over-the-counter market or in negotiated transactions, and will be completed within 30 days of the relevant Investment Date, except where completion at a later date is necessary or advisable under applicable federal securities laws. Such purchases may be subject to such terms with respect to price, delivery and other terms as agreed to by the Plan Administrator. Neither the Corporation nor any participant shall have any authorization or power to direct the time or price at which shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are made.

  For the purpose of making purchases, the Plan Administrator will commingle your funds with those of other holders of Common Stock who are participants in the Plan. The Plan Administrator will apply any dividends and any optional cash payments to the purchase of Common Stock pursuant to the Plan on the Investment Date, except when prohibited under any applicable federal or state securities laws. No interest will be paid on funds held by Bank Boston, NA in its capacity as Plan Administrator.

  Shares purchased under the Plan with either reinvested dividends or optional cash payments will be acquired by participants at the average market price (the "Average Market Price").

  In the case of purchases from the Corporation of treasury or newly-issued shares of Common Stock, the Average Market Price is determined by averaging the high and low sale price of the Common Stock as reported on the Nasdaq National Market on the relevant Investment Date. In the case of purchases of shares of Common Stock on the open market, the Average Market Price will be the weighted average purchase price of shares purchased for the Plan on the open market for the relevant Investment Date.

OPTIONAL CASH PURCHASES

13. How are optional cash purchases made?

  The option to make cash purchases is available to you at the time of joining the Plan by properly completing and signing an Enrollment Card. If you wish to enroll in the "Optional Cash Purchases Only" feature of the Plan, a check or money order payable to "USBANCORP, Inc." or "BankBoston NA" covering your first optional cash purchase must accompany your Enrollment Card. Do not send cash. Thereafter, additional optional cash purchases may be made through the use of the form sent to you with each periodic statement described in the response to Question 19.

  Each optional cash payment made by you must be at least $10, and such payments cannot, in any one calendar month, exceed a total of $2,000. At the Corporation's discretion, amounts received by the Plan Administrator which exceed the maximum monthly amount will be either returned to participants or held by the Plan Administrator, without interest, until the next available Investment Date, unless you request a return of such amounts in accordance with the response to Question 15. The same amount of money need not be sent each calendar month and there is no obligation to make any additional optional cash purchases after enrollment in the Plan.

  Optional cash payments received from foreign participants must be in U.S. Dollars.

14. When will optional cash payments received be invested?

  Optional cash payments received from you at least five business days prior to an Investment Date will be applied to the purchase of shares of Common Stock for your account on such Investment Date. Any optional cash payment received less than five business days prior to an Investment Date will be applied to the purchase of shares of Common Stock for your account on the next following Investment Date unless you request in writing that your optional cash payment be returned. Under no circumstances will interest be paid on optional cash payments. Therefore, although optional cash payments may be made at any time, you are strongly urged to make optional cash payments shortly before an Investment Date. However, you should allow sufficient time to ensure that an optional cash payment is received by the Plan Administrator at least five business days prior to an Investment Date.

15.Under what circumstances will optional cash payments be returned?

  Your uninvested optional cash payments will be returned to you upon written request received by the Plan Administrator at least two business days prior to an Investment Date.

EXPENSES

16.Are there any expenses to participants in connection with purchases of Common Stock under the Plan?

  No. Participants will incur no brokerage commissions or other charges for purchases under the Plan. All expenses of administration of the Plan are paid by the Corporation. However, if you request the Plan Administrator to sell your shares in the event of withdrawal from the Plan as explained in the response to Question 26, you must pay any brokerage commission and any applicable transfer tax incurred.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

17.What are the Federal income tax consequences of participation in the Plan?

  (A) Reinvested Dividends.

  In the case of reinvested dividends, when shares are acquired for a participant's account directly from the Corporation, the participant will be considered to have received a dividend equal to the fair market value of the shares purchased (i.e., the number of shares purchased on his behalf multiplied by the Average Market Price on the Investment Date). The tax basis of such shares will also equal the fair market value of the shares on the Investment Date. The holding period of such shares will begin on the day following the Investment Date.

  In the case of reinvested dividends, when shares are acquired for a participant's account on the open market, the participant will be considered to have received a dividend equal to (i) the amount of cash used to purchase shares on his behalf (i.e., the number of shares so purchased multiplied by the Average Market Price paid by the Plan Administrator), plus (ii) that portion of any brokerage commissions and other service charges paid by the Corporation which are attributable to such shares. The tax basis of such shares will also equal the amount of cash used to purchase the shares plus the allocable portion of any brokerage fees and other service charges paid by the Corporation. The holding period of such shares will begin on the day following the date on which the shares are credited to the participant's account.

  (B) Optional Cash Payments.

  In the case of shares acquired directly from the Corporation with optional cash payments, a participant will recognize no taxable income. The tax basis of such shares will equal the amount of the optional payment. The holding period of such shares will begin on the day following the Investment Date.

  In the case of shares acquired on the open market with optional cash payments, a participant will be considered to have received a dividend equal to that portion of any brokerage commissions and other service charges paid by the Corporation which are attributable to such shares. The tax basis of such shares will equal the sum of (i) the amount of the optional payment, and (ii) the allocable portion of any brokerage fees and other service charges paid by the Corporation. The holding period of such shares will begin on the day following the date on which the shares are credited to the participant's account.

  (C) Additional Information.

  The foregoing discussion assumes that the Corporation will, from time to time, have earnings and profits (for federal tax purposes) in excess of its distributions to shareholders, and such is expected to be the case.

  The dividend income received by a corporate shareholder generally is eligible for a 70% dividends-received deduction if the shares are held for more than 45 days and certain other requirements are met. The allowance of the dividends-received deduction, however, is limited when the corporate shareholder incurs any debt which is directly attributable to an investment in such stock.

  A participant will not realize any taxable income upon the receipt of certificates for whole shares credited to the participant's account under the Plan, either upon the participant's request for certificates for certain of those shares or upon withdrawal from or termination of the Plan. A participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fractional share credited to the participant's account, however, will realize a gain or loss. Gain or loss will also be realized by the shareholder upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the shareholder receives for each whole or fractional share, and the shareholder's tax basis therefor. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset.

  The foregoing discussion is only a brief summary of certain federal income tax provisions applicable to participation in the Plan based on current law and is for general information only. It is not a complete enumeration or analysis of all the tax consequences of participating in the Plan and may not describe the tax consequences to a particular participant in light of individual circumstances. The law and interpretational authorities on which such summary is based are subject to change at any time, which could change the tax consequences described above. Accordingly, participants are urged to consult their own tax advisors for advice relating to the federal, state, local and foreign tax consequences of participation in the Plan.

18.How are income tax withholding provisions applied to foreign shareholders?

  A foreign shareholder who is a participant and whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment in additional shares for such participant's Plan account. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

REPORTS TO PARTICIPANTS

19.What reports will be sent to participants in the Plan?

  As soon as practical after each purchase of Common Stock under the Plan for your account, and normally within 15 business days following the Investment Date, a statement of account will be mailed to you. These statements are your continuing record of current activity and the cost of your purchases and should be retained for tax purposes. In addition, you will receive copies of communications sent to all holders of the Corporation's Common Stock, including the Corporation's Annual Report to Shareholders, the Notice of Annual Meeting and Proxy Statement in connection with its annual meeting of shareholders, and information you will need for reporting your dividend income for Federal income tax purposes.

  The statements of account will show quarterly the price per share to be used in determining the tax basis of the Common Stock purchased in that quarter with reinvested dividends and any optional cash payments to the Plan. An Internal Revenue Service form (Form 1099) will be mailed to participants at or shortly after year-end showing the total amount of dividend income to be reported by each participant and the total amount of tax, if any, withheld.

DIVIDENDS

20.Will participants be credited with dividends on shares held in their accounts under the Plan?

  Yes. Dividends on all shares of Common Stock, including fractional shares, credited to your Plan account, whether such shares were purchased with reinvested dividends on Common Stock held by you or with optional cash payments, will be automatically reinvested in additional shares of Common Stock until such shares are withdrawn from your Plan account.

CERTIFICATES FOR SHARES

21.Will certificates be issued for shares purchased?

  No. Certificates will not be issued to you for shares credited to your Plan account unless (i) you request the Plan Administrator in writing to do so, whether upon termination of your participation in the Plan or otherwise, or
(ii) the Plan is terminated. This service eliminates the need for safekeeping by you to protect against loss, theft, or destruction of stock certificates.

  At any time, you may request in writing that the Plan Administrator send you a certificate for all or part of the whole shares credited to your Plan account. This request should be mailed to the Plan Administrator at the address set forth in the response to Question 7. Any remaining whole and fractional shares will continue to be credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances. Certificates for whole shares credited to your Plan account will normally be issued within 10 business days of receipt by the Plan Administrator of your written request, except that no certificates will be issued between the record date and the payment date of any dividend.

  Shares purchased through the Plan will be credited to your Plan account, but they will not be registered in your name. Instead, such shares will be registered in the name of the Plan Administrator's nominee. The number of shares credited to your Plan account will be shown on the periodic statement of your account.

22.In whose name will certificates be registered when issued to participants?

  Plan accounts are maintained for shareholders in the name in which your shares are registered at the time you enroll in the Plan. Consequently, certificates for whole shares purchased under the Plan will be similarly registered when issued to you upon your request.

23.May shares in a Plan account be pledged?

  No. Shares credited to your account may not be pledged or assigned and any such purported pledge or assignment shall be void. If you wish to pledge or assign such shares, you must withdraw such shares from your Plan account.

TERMINATION OF PARTICIPATION IN THE PLAN

24.How does a participant terminate participation in the Plan?

  You may terminate participation in the Plan by directing the Plan Administrator in writing at any time to discontinue the reinvestment of your dividends on Common Stock and to distribute to you the whole shares of Common Stock credited to your Plan account (with respect to the withdrawal of shares, see the response to Question 26). This notice should be mailed to the Plan Administrator at the address set forth in the response to Question 7.

  In the alternative, you may elect to discontinue the reinvestment of your dividends only on Common Stock held of record in your name, and to retain any or all shares credited to your Plan account in such account. Dividends on shares of Common Stock retained in your Plan account will continue to be reinvested.

  After initial enrollment in the "Optional Cash Purchases Only" option, you are never obligated to make optional cash purchases. Optional cash purchases may be made even after you have elected to discontinue the reinvestment of your dividends on Common Stock.

25.When may a participant terminate participation in the Plan?

  You may terminate your participation in the "Full Common Stock Dividend Reinvestment" option under the Plan at any time. If your notice to discontinue reinvestment is received by the Plan Administrator at least ten business days before the record date for the cash dividend, the next dividend will be paid to you in cash. If your notice to discontinue reinvestment is received by the Plan Administrator less than ten business days before the record date for the cash dividend, termination will occur after such dividend reinvested for your account. Thereafter, all of your dividends on Common Stock will be paid to you in cash unless you elect to enroll in the dividend reinvestment option of the Plan again, which you may do at any time.

  Any optional cash payment which has been received by the Plan Administrator prior to receipt of a notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of payment is expressly requested in a notice received at least two business days prior to an Investment Date.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

26. How does a participant withdraw shares purchased under the Plan?

  You may withdraw all or a portion of the shares of Common Stock credited to your Plan account by notifying the Plan Administrator in writing, specifying the number of shares to be withdrawn. This notice should be mailed to the Plan Administrator at the address set forth in the response to Question 7. Certificates for whole shares of Common Stock so withdrawn will be issued to you as soon as practicable after receipt of your written request. In no case will certificates for fractional shares be issued. After you withdraw shares of Common Stock from your Plan account, cash dividends on such shares will continue to be reinvested in accordance with the Plan if you are enrolled under the "Full Common Stock Dividend Reinvestment" option of the Plan or, if not, will be paid to you in cash.

  You may, if you wish, also request that all or a portion of the shares, both whole and fractional, credited to your Plan account, be sold. Such request must be in writing and signed by each person in whose name the Plan account appears. If such sale is requested, the Plan Administrator will, as soon as practicable after receiving the request, place a sale order for your account through a broker. You will receive a check for the proceeds of the sale less any brokerage commission and any applicable transfer tax incurred.

27. What happens to any fractional share when you direct the Plan
    Administrator to sell, or otherwise withdraw, all shares from your Plan account?

  Any fractional share in your Plan account will be sold by the Plan Administrator and a cash payment for the sale price thereof less any transfer tax and brokerage commissions incurred, together with any certificates for whole shares, will be mailed to you.

OTHER INFORMATION

28. What happens when you sell or transfer all of the Common Stock held of record in your name?

  If you dispose of all Common Stock held of record in your name, the dividends on the shares credited to your Plan account (held of record in the name of the Plan Administrator's nominee) will continue to be reinvested until you notify the Plan Administrator that you wish to withdraw all shares of Common Stock credited to your Plan account.

29. What happens when you sell or transfer some but not all of the Common Stock held of record in your name?

  If you are reinvesting the dividends on the shares of Common Stock registered in your name and you dispose of a portion of such shares, the Corporation will continue to reinvest the dividends on the remainder of the shares which are registered in your name and the shares credited to your Plan account.

30. What happens if the Corporation declares a stock dividend or a stock split?

  Shares of Common Stock distributed by the Corporation pursuant to a stock dividend or a stock split with respect to shares of Common Stock credited to your Plan account will be added to your account.

  Shares distributed pursuant to a stock dividend or a stock split with respect to shares of Common Stock registered in your name will be mailed to you.

31.How will a participant's shares held by U.S. Bank be voted at shareholders' meetings?

  Shares held by the Plan Administrator for you will be voted as you direct. A proxy card will be sent to you by the Corporation's Board of Directors in connection with any annual or special meetings of shareholders, as in the case of shareholders not participating in the Plan. This proxy will apply to all shares credited to your Plan account and if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

  As in the case of shareholders not participating in the Plan, if no instructions are indicated on a properly signed and returned proxy card, all of the shares credited to your Plan account will be voted in accordance with the recommendations of the Corporation's management, unless otherwise provided on such card. If the proxy card is not returned or is returned unsigned, your shares would be voted only if you or your duly appointed representative vote in person at the meeting.

32.What is the responsibility of the Corporation and the Plan Administrator under the Plan?

  The Corporation and the Plan Administrator will not be liable for any act done in good faith or as required by applicable securities laws, or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, or any claim with respect to the timing or the price of any purchase or sale of shares purchased for your account, or with respect to any fluctuation in the market value after the purchase and sale of shares.

  Participants should recognize that neither the Corporation nor the Plan Administrator can assure them of a profit or protect them against a loss on shares purchased or sold under the Plan.

33. May the Plan be changed or discontinued?

  The Corporation reserves the right to suspend or terminate the Plan at any time, including the period between a dividend record date and the related dividend payment date. The Corporation also reserves the right to make modifications to the Plan. Participants will be notified of any such suspension, termination or modification. Upon a termination of the Plan, except in the circumstances described below, any uninvested optional cash payments will be returned, a certificate for whole shares credited to your Plan account will be issued, and a cash payment will be made for any fractional share credited to your account.

  In the event the Corporation terminates the Plan for the purpose of establishing another dividend reinvestment and Common Stock purchase plan, participants in the Plan will be enrolled automatically in such other plan and shares credited to their Plan account will be credited automatically to such other plan, unless notice is received to the contrary.

  The intended purpose of the Plan precludes any person, organization or other entity from establishing a series of related accounts for the purpose of exceeding the voluntary cash payment limit. The Corporation accordingly reserves the right to modify, suspend or terminate participation by any investor who the Corporation determines is using the Plan for purposes inconsistent with the intended purpose of the Plan.

34.How may shareholders obtain answers to other questions regarding the Plan?

  Any additional questions should be addressed to:

             BankBoston, NA

             c/o Boston EquiServe

             P. O. Box 8040

             Boston, MA 02266-8040

             (800) 730-4001

35.How is the Plan to be interpreted?

  The Plan, the Enrollment Card, and the participants' accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and applicable state and federal securities laws, and cannot be modified orally. Any question of interpretation arising under the Plan will be determined by the Corporation and any such determination will be final.

  The Corporation may adopt rules and regulations to facilitate the administration of the Plan.

36. What are some of the responsibilities for participants?

  You will have no right to draw checks or drafts against your Plan account or to give instructions to the Plan Administrator with respect to any shares of Common Stock or cash held therein except as expressly provided herein.

  You should notify the Plan Administrator promptly in writing of any change of address. Notices to participants will be given by letter addressed to them at their last address of record with the Plan Administrator under the Plan.

                                USE OF PROCEEDS

  The Corporation does not know precisely the number of shares of its Common Stock that it will ultimately sell under the Plan or the prices at which those shares will be sold. The Corporation intends to apply proceeds from the sale of shares pursuant to the Plan to general corporate purposes.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Corporation currently consists of 12,000,000 shares of Common Stock, and 2,000,000 shares of preferred stock without par value ("Preferred Stock"). As of September 30, 1997, there were 4,984,351 shares of Common Stock issued and outstanding, and no other shares of capital stock of the Corporation authorized, issued or outstanding. The Corporation has no authorized, issued or outstanding warrants, options, rights, convertible securities or other capital stock equivalents which obligate the Corporation to issue its securities, except for the (i) 263,048 shares reserved for issuance under the Plan; (ii) 62,867 shares reserved for issuance under the Corporation's Incentive Stock Option Plan and (iii) rights associated with the Company's Shareholder Rights Plan. See "Shareholder Rights Plan" below.

PREFERRED STOCK

  The Corporation's Board of Directors has the authority to issue Preferred Stock from time to time as a class without a series, or in one or more series. The Preferred Stock may be issued with such voting, dividend, redemption, sinking fund, conversion, exchange, liquidation and other rights as shall be determined by resolution of the Board of Directors, without the approval of the holders of the Common Stock. All shares of one series must be identical, and all series will rank equally except with respect to the rights particular to each series fixed by the Board of Directors. The Preferred Stock will have a preference over the Common Stock as to the payment of dividends, as to the right to distribution of assets upon redemption of shares or upon liquidation of the Corporation, or as to both dividends and assets, and such other preferences as may be fixed by the Corporation's Board of Directors.

  There is currently no class of Preferred Stock issued and outstanding.

COMMON STOCK

 Dividends

  The holders of the Common Stock are entitled to share ratably in dividends when and if declared by the Board of Directors from funds legally available therefor, subject to the preferences which may be granted to holders of the Preferred Stock.

 Voting Rights

  Each holder of the Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that shareholders are entitled to cumulate their votes with respect to the election of directors.

 Classification of Board of Directors

  The Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of the Corporation are elected at each annual meeting of the shareholders of the Corporation. Classification of the Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Board of Directors and thereby could impede a change in control of the Corporation.

 Preemptive Rights

  The holders of the Common Stock have no preemptive rights to acquire any additional shares of the Common Stock.

 Issuance of Stock

  The Corporation's articles of incorporation authorize the Board of Directors to issue authorized shares of the Common Stock and the Preferred Stock without shareholder approval. However, the Common Stock is included for quotation on the NASDAQ National Market, which requires shareholder approval of the issuance of additional shares of the Common Stock or securities convertible into the Common Stock if (i) the issuance of such securities is in connection with the acquisition of a company and is not in connection with a public offering for cash, and the number of shares issued or the voting power of such shares is or will be equal to or in excess of 20% of the number of shares or the voting power outstanding before such issuance, (ii) the issuance of the securities is in connection with the acquisition of a company in which a director, officer or substantial shareholder of the Corporation has a 5% or greater interest and could result in an increase in outstanding common stock or voting power of 5% or more, (iii) the issuance of the securities is in connection with a transaction other than a public offering at a price less than the greater of book or market value, and the number of shares issued will equal 20% or more of the common stock or 20% or more of the voting power outstanding before issuance, or (iv) the issuance of the securities would result in a change in control of the Corporation. Under NASDAQ National Market rules, shareholder approval is also generally required for the establishment of a stock option or purchase plan or other arrangement in which stock may be acquired by officers and directors other than a broadly-based plan in which other security holders or employees of the Corporation participate.

 Liquidation Rights

  In the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Preferred Stock.

SHAREHOLDER RIGHTS PLAN

  Each share of the Common Stock has attached to it one right (a "Right") issued pursuant to a Shareholder Protection Rights Agreement, dated February 24, 1995 (the "Rights Agreement"). Each Right will initially entitle a holder to buy one-hundredth of a share of the Corporation's Series C Junior

Participating Preferred Stock at a price of $65, subject to adjustment (the "Exercise Price"). The Rights become exercisable 20 business days following the date on which any person, group or other entity acquires or announces a tender offer for 19.9% or more of the Common Stock. They can also be exercised 20 business days following the date on which any person or group who has become a beneficial owner of at least 10% of the Common Stock is declared by the Corporation's Board of Directors to be an "adverse person" (as defined in the Rights Agreement). Under the Rights Agreement, any person, group or entity will be deemed a beneficial owner of the Common Stock if such person, group or entity has or has the right to acquire voting or dispositive power with respect to the Common Stock; provided, however, that the Rights Agreement excludes from the definition of beneficial owner, holders of revocable proxies given in response to a public proxy solicitation made pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the acquisition of Common Stock by the Corporation, its subsidaries and the employee benefit plans of the Corporation or its subsidiaries will not cause the rights to become exercisable. After the Rights become exercisable, the Rights (other than rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase for the Exercise Price, under certain circumstances, either Common Stock or common stock of the potential acquiror having an aggregate value equal to twice the Exercise Price. The Corporation is generally entitled to redeem the Rights at $.001 per Right at any time until the twentieth business day following public announcement that a 20% position has been acquired or the Board of Directors has designated a holder of the Common Stock an adverse person. The Rights expire on February 24, 2005. The Rights Agreement may have the effect of deterring or discouraging a nonnegotiated tender or exchange offer for the Corporation, the acquisition of a large block of the Common Stock and the removal of the Corporation's management.

CHANGE IN CONTROL

 Pennsylvania Law

  The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains certain provisions applicable to the Corporation which may have the effect of impeding a change in control of the Corporation. These provisions, among other things, (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of their shares, including an increment representing a proportion of any value payable for acquisition of control of the corporation; and (2) prohibit for five years after an interested shareholder's acquisition date, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets having a minimum specified aggregate value or representing a minimum specified percentage earning power or net income of the corporation) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

  In April 1990, the Pennsylvania legislature further amended the BCL to expand the antitakeover protections afforded by Pennsylvania law by redefining the fiduciary duty of directors and adopting disgorgement and control-share acquisition statutes. To the extent applicable to the Corporation at the present time, this legislation generally (1) expands the factors and groups (including shareholders) which the Board of Directors can consider in determining whether a certain action is in the best interests of the Corporation; (2) provides that the Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that the directors, in order to satisfy the presumption that they have acted in the best interests of the Corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
(5) provides that the fiduciary duty of the directors is solely to the Corporation and may be enforced by the Corporation or by a shareholder in a derivative action, but not by a shareholder directly. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Board of Directors in a potential change in control contest. The Corporation opted out of coverage of the disgorgement and control-share acquisition statute pursuant to a By-law amendment.

 Federal Law

  The Federal Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and, within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending, for up to another 30 days, the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action.

  Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

  In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of the Common Stock, or such lesser number of shares as constitute control over the Corporation.

                                    EXPERTS

  The consolidated financial statements of the Corporation and its subsidiaries as of December 31, 1996, 1995, and 1994, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  With respect to the unaudited interim financial information for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                LEGAL OPINIONS

  The validity of the shares of Common Stock of the Corporation offered hereby has been passed upon for the Corporation by Letson, Jarrett & Rosenberg.

                                INDEMNIFICATION

  Under provisions of the Corporation's By-laws, directors, officers, agents and employees of the Corporation are entitled to be indemnified to the fullest extent permitted by the BCL in connection with any actual or threatened lawsuit or proceeding arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. With respect to possible indemnification of directors, officers, and controlling persons of the Corporation for liabilities arising under the Securities Act of 1933 pursuant to such provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Exchange Act, and therefore files reports and other information with the Commission.

  Reports, proxy statements and other information filed by the Corporation with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's regional offices at 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can also be obtained at prescribed rates either in person at the Commission's public reference facilities or by mail addressed to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549. In addition, copies of this material are available through the Commission's World Wide Web site on the Internet (http://www.sec.gov).

  This Prospectus does not contain all of the information in the Registration Statement filed with the Commission of which this Prospectus is a part. Certain portions of the Registration Statement have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Corporation and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by the Corporation with the Commission are incorporated by reference in this Prospectus:

1. That portion of the Corporation's Annual Report and Form 10-K for the year ended December 31, 1996 that constitutes the Corporation's Form 10-K.

2. The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

3. The Corporation's definitive proxy statement, dated March 21, 1997, in connection with its 1997 Annual Meeting of Shareholders.

4. The Corporation's Current Report on Form 8-K dated March 19, 1997.

5. The Corporation's Registration Statement on Form 8-A as filed with the Commission on March 1, 1995 with respect to the Corporation's Preferred Stock Purchase Rights, pursuant to Section 12(g) of the Exchange Act.

  All other reports filed by the Corporation pursuant to Sections 13(a) or 15(d) of the Exchange Act since the date of this Prospectus are deemed to be incorporated by reference.

  All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Corporation will provide without charge to each person to whom this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the foregoing documents incorporated by reference other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written requests should be directed to:

                            Jeffrey A. Stopko

                          Senior Vice President
                      CFO & Manager of Corporate Services
                                USBANCORP, Inc.
                                 P.O. Box 430

                           216 Franklin Street

                         Johnstown, PA 15901-0430

  Telephone requests may be directed to the Corporation at (814) 533-5310.

  This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which this Prospectus relates in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of the Corporation since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                                                  [LOGO of USBANCORP]



                                                 DIVIDEND REINVESTMENT
                                                          AND
                                                      COMMON STOCK
                                                     PURCHASE PLAN
SKU #3870-DRP-98

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Other expenses of issuance and distribution of the shares being registered are as follows:

      SEC Registration Fee.............................................. $ 2,109
      Blue Sky fees and expenses........................................     500
      Printing Costs....................................................  18,000
      Accounting fees and expenses......................................   3,000
      Legal fees and expenses...........................................  25,000
      Miscellaneous expenses............................................   3,400
                                                                         -------
          Total......................................................... $52,009
                                                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under provisions of the Corporation's By-laws, directors, officers, agents and employees of the Corporation are entitled to be indemnified to the fullest extent permitted by the BCL in connection with any actual or threatened lawsuit or proceeding arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.

  The Corporation has purchased a liability insurance policy which insures the Corporation, under certain circumstances, in the event it indemnifies a director or officer of the Corporation or a subsidiary pursuant to the provisions of the By-laws of the Corporation or otherwise, or advances costs (including the cost of defending any action) incurred by directors or officers in their capacity as such.

ITEM 16. EXHIBITS

  4.1 Rights Agreement, dated as of February 24, 1995, between USBANCORP, Inc.
      and USBANCORP Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Corporation's Form 8-A dated March 1, 1995).
  5   Opinion of Letson, Jarrett & Rosenberg as to the validity of the Common
      Stock being registered.*
 15 Letter of Arthur Andersen LLP re: use of report on unaudited interim financial statements (incorporated by reference to Exhibit 15.1 to each of the Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997).

 23.1 Consent of Letson, Jarrett & Rosenberg (included in Exhibit 5 herein).*
 23.2 Consent of Arthur Andersen LLP (incorporated by reference to Exhibit 24.1 to the Corporation's Annual Report on Form 10-K for the year ended
      December 31, 1996).
 24   Power of Attorney.*
 99.1 Form of Enrollment Card.

--------
*Previously filed.

ITEM 17. UNDERTAKINGS

  1. Rule 415 Offering: The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(i) and
  (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  2. Filings Incorporating Subsequent Exchange Act Documents by Reference: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnstown, Commonwealth of Pennsylvania on December 4, 1997.

                                            USBANCORP, INC.

                                                 /s/ Terry K. Dunkle
                                            By:  ______________________________
                                                 Terry K. Dunkle
                                                 Chairman, President and Chief
                                                 Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities indicated as of December 4, 1997.

     SIGNATURE                            TITLE

/s/ Terry K. Dunkle          Chairman, President and Chief Executive Officer
--------------------------   (Principal Executive Officer)
Terry K. Dunkle

/s/ Jeffrey A. Stopko        Senior Vice President and Chief Financial Officer
--------------------------   (Principal Financial and Accounting Officer)

Jeffrey A. Stopko

Jerome M. Adams*             Director
--------------------------
Jerome M. Adams

Clifford A. Barton*          Director
--------------------------
Clifford A. Barton

--------------------------   Director
Michael F. Butler

--------------------------   Director

James C. Dewar

                             Director
--------------------------
James M. Edwards, Sr.

Richard W. Kappel*           Director
--------------------------
Richard W. Kappel

John H. Kunkle, Jr.*         Director
--------------------------
John H. Kunkle, Jr.

                             Director

--------------------------

Margaret A. O'Malley

                             Director

--------------------------

Mark E. Pasquerilla

--------------------------   Director
Jack Sevy

Thomas C. Slater*            Director
--------------------------
Thomas C. Slater

James C. Spangler*           Director
--------------------------
James C. Spangler

Robert L. Wise*              Director
--------------------------
Robert L. Wise

*By /s/ Terry K. Dunkle
  -----------------------
  Terry K. Dunkle
  Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBITS NO.                 DESCRIPTION                   SEQUENTIAL PAGE NO.
 ------------                 -----------                   -------------------
      4.1     Rights Agreement, dated as of February 24,
              1995, between USBANCORP, Inc. and USBANCORP
              Trust Company, as Rights Agent
              (incorporated by reference to Exhibit 1 to
              the Corporation's Form 8-A dated March 1,
              1995).
      5       Opinion of Letson, Jarrett & Rosenberg as
              to the validity of the Common Stock being
              registered.*
     15       Letter of Arthur Andersen LLP re: use of
              report on unaudited interim financial
              statements (incorporated by reference to
              Exhibit 15.1 to each of the Corporation's
              Quarterly Reports on Form 10-Q for the
              quarters ended March 31, 1997, June 30,
              1997 and September 30, 1997).
     23.1     Consent of Letson, Jarrett & Rosenberg
              (included in Exhibit 5 herein).*
     23.2     Consent of Arthur Andersen LLP
              (incorporated by reference to Exhibit 24.1
              to the Corporation's Annual Report on Form
              10-K for the year ended December 31, 1996).
     24       Power of Attorney.*
     99.1     Form of Enrollment Card.
     99.2     Letter to existing Plan Participants.

--------

*Previously filed.